Exhibit 10.1

AMENDMENT TO
THE CITY BANK
CHANGE OF CONTROL AGREEMENT

FOR

               This Amendment between City Bank, a Hawaii corporation (“Corporation”), and                               ,                              of the Corporation (“Executive”), dated as of this 1st day of June, 2002.

W I T N E S S E T H:

               WHEREAS, the Corporation (through International Savings and Loan Association, Ltd. (“IS&L”), a predecessor entity which has been merged into the Corporation), and the Executive have entered into the City Bank Change of Control Agreement for                                dated                               (“Agreement”); and

               WHEREAS, Section 13(b) of the Agreement provides that the Agreement may only be amended by written agreement executed by the Corporation and the Executive.

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement and herein, it is hereby agreed by and between the parties hereto that:

               1. Effective as of June 1, 2002, the Agreement shall be amended by adding the following new Section 7A at the end Section 7:

7A. Excess Parachute Payment. If any benefit payable under this Agreement would create an excise tax under the excess parachute rules of Code Sections 280G and 4999, the Corporation shall pay to the Executive an additional amount (the “Gross-up”) equal to the excise penalty tax amount divided by the sum of one minus the sum of the penalty tax rate plus the executive’s marginal income tax rate. The Gross-up shall be paid in a lump sum within 60 days of Termination of Employment following Change in Control.

In the event the Internal Revenue Service adjusts the excise tax computation of the Corporation, as provided in this Section 7A, such that the Executive is liable for the payment of a greater excise tax under Code Sections 280G and 4999, or such that the Executive does not receive the full benefit that he would have received, the Corporation shall reimburse the Executive for the full amount necessary to make the Executive whole, including the value of the excise tax and all corresponding interest and penalties due to the Internal Revenue Service.

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          2. Effective as of the date of merger between IS&L and the Corporation, the term “City Bank” shall be inserted in lieu of the term “International Savings and Loan Association, Ltd.” as such term appears in the Agreement and, pursuant to Section 12 of the Agreement, the Corporation shall assume any and all rights, responsibilities, and obligations, in its role as the “Corporation” under the Agreement.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first written above.

ATTEST:		CITY BANK

By		By

	Its Secretary		Its

“Corporation”

“Executive”

(end of document)

Schedule of officers whose Change in Control Agreements were amended:

Ronald K. Migita
Richard C. Lim
Dean K. Hirata
Warren Y. Kunimoto
Jasen H. Takei

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